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                                  SCHEDULE 14C
                                 (RULE 14C-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

[X] Preliminary information statement             [ ] Confidential, for  use of
                                                      the Commission only
                                                      (as permitted by
                                                      Rule 14c-5(d)(2))
[ ] Definitive information statement

                          TIFF Investment Program, Inc.

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:
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                          TIFF INVESTMENT PROGRAM, INC.

                               TIFF US EQUITY FUND

                     590 Peter Jefferson Parkway, Suite 250
                         Charlottesville, Virginia 22911

                              INFORMATION STATEMENT

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.

This Information Statement is being furnished in connection with the new money manager agreement (the "new money manager agreement") that has been entered into between TIFF Investment Program, Inc. ("TIP"), on behalf of the TIFF US Equity Fund (the "fund"), and Martingale Asset Management, LP ("Martingale"). Martingale has acted as money manager with respect to a portion of the assets of the fund pursuant to a money manager agreement dated September 26, 1995 (the "old money manager agreement"). On August 23, 2002, Commerzbank, which owned a 60% partnership interest in Martingale, sold its entire partnership interest to Martingale's employees. As a result of the transaction, Martingale employees own 100% of Martingale. The sale of Commerzbank's interest constitutes a change in control of Martingale, as the term "control" is defined under Section 2(a) of the Investment Company Act of 1940, as amended (the "1940 Act"). The change in control of Martingale as money manager for the fund caused a deemed assignment, and the automatic termination of the old money manager agreement between Martingale and the fund.

TIP was not required to obtain the approval of members before entering into the new money manager agreement because TIP has obtained an exemptive order (the "order") from the Securities and Exchange Commission exempting TIP from certain provisions of the 1940 Act and the regulations thereunder that would otherwise mandate such approval. (The order permits TIP to enter into new agreements or amend existing agreements with money managers without obtaining member approval, but the exemption does not apply to the advisory agreement with TIP's investment adviser, Foundation Advisers, Inc. ("FAI"), or any amendments to such agreement.) This information statement is being provided to all members of the fund as required by one of the conditions of the order.

The purpose of the information statement is to provide such members with information regarding Martingale. On June 10, 2002, TIP's board of directors unanimously approved the new money manager agreement with Martingale that, as more fully described herein, contains substantially identical terms and conditions as the old money manager agreement. The new money manager agreement has been fully executed by TIP on behalf of the fund and Martingale, and it now governs the relationship between the fund and Martingale.

The board of directors of TIP expects to mail this information statement to members on or about October 23, 2002.

FUND INFORMATION

Member Information. As of October 1, 2002, the US Equity Fund had outstanding 18,215,268.980 shares of beneficial interests of common stock representing a total net asset value of $169,487,914.97, each dollar of beneficial interest being entitled to one vote. As of September 30, 2002, the following members owned of record or beneficially 5% or more of the shares of common stock of the fund:

NAME AND ADDRESS                          AMOUNT AND NATURE             PERCENT
OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP       OF FUND

The BellSouth Foundation, Inc.            2,443,954.530 shares            13.4%
1155 Peachtree Street, Room 14F05
Atlanta, GA 30309-3610

The Denver Foundation                     1,441,788.622 shares            7.9%
950 S. Cherry Street, Suite 200
Denver, CO 80246

The Community Foundation (Jacksonville)   1,420,251.880 shares            7.8%
121 West Forsyth Street, Suite 900
Jacksonville, FL 32202

East Tennessee Foundation                 1,215,095.011 shares            6.7%
550 W Main Street, Suite 550
Knoxville, TN 37902

Humboldt Area Foundation                    990,951.506 shares            5.4%
373 Indianola Road
Bayside, CA 95524

The fund will furnish, without charge, a copy of TIP's annual report for the period ended December 31, 2001, and semi-annual report for the period ended June 30, 2002, to any member upon request. To request a copy, please write to TIP at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911 or call TIP at 434-817-8200.

Administrator and Distributor. Investors Capital Services, Inc., 33 Maiden Lane, 4th Floor, New York, NY 10038, serves as the fund's administrator. Quasar Distributors, LLC, the address of which is 615 East Michigan Street, Milwaukee, WI, 53202, serves as the fund's distributor.

Investment Advisor and Money Managers. TIP's principal office is located at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911. FAI is a registered investment advisor and its address is 590 Peter Jefferson Parkway, Suite 250, Charlottesville, VA 22911. Pursuant to its investment advisory agreement with TIP, FAI (a) develops investment programs, selects money managers who each act as sub-advisers with respect to a portion of each of the fund's assets, and monitors money manager investment activities and results; (b) provides or oversees the provision of all general management, investment advisory, and portfolio management services to TIP; and (c) provides TIP with office space, equipment, and personnel.

At a meeting of TIP's board of directors held on June 10, 2002, the directors of TIP unanimously approved the new money manager agreement. The following summary provides information about Martingale, its investment strategy, and the terms and conditions of the new money manager agreement. Please see the section of this information statement entitled "Evaluation and Action by TIP Directors" for information regarding the deliberations of the board of directors concerning approval of the Martingale agreement.

INVESTMENT MANAGEMENT SERVICES TO BE PROVIDED BY MARTINGALE

Pursuant to the new money manager agreement, Martingale will provide professional investment equity management to the fund and will manage that portion of the assets of the fund that FAI allocates to Martingale. FAI has provided Martingale with a set of investment management guidelines that Martingale must follow in investing the assets of the fund.

TERMS AND CONDITIONS OF THE NEW MONEY MANAGER AGREEMENT

The new money manager agreement provides that Martingale is required to manage the securities held by the fund, subject to the supervision and stated direction of FAI, and ultimately TIP's board of directors, in accordance with the fund's investment objective and policies; make investment decisions for the fund; and place orders to purchase and sell securities on behalf of the fund.

Money Management Fees. As compensation for the services performed and the facilities and personnel provided by Martingale pursuant to the Martingale agreement, the fund will pay Martingale a fee according to the following schedule:

Fee = 0.10% per year on the first $100 million of the fund; 0.08% per year on the next $200 million; 0.05% per year on amounts above $500 million.

Basic Terms. The Martingale agreement has an initial term of two years and provides that it will thereafter continue in effect from year to year only if such continuation is specifically approved at least annually by (a) either (i) a vote of a majority of the board of directors of TIP or (ii) a vote of a majority of the outstanding voting securities of the fund and (b) a vote of a majority of the fund's directors who are not "interested persons" as defined in the 1940 Act (the "independent directors"). The Martingale agreement provides that it may be terminated by the fund, by TIP's board of directors, or by a vote of a majority of the outstanding voting securities of the fund, or by Martingale, in each case at any time upon 30 days' written notice to the other party. In addition, the Martingale agreement provides for its automatic termination in the event of assignment.

The new money manager agreement provides that Martingale is not liable to the fund for any error of judgment but shall be liable to the fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by Martingale in providing services under the agreement or from reckless disregard by Martingale of its obligations and duties under the agreement.

BACKGROUND INFORMATION REGARDING MARTINGALE

Martingale is a money management organization headquartered in Boston that has managed assets for an institutional client base for over 15 years. Martingale is a systematic, research driven firm that manages portfolios in a risk-controlled environment. Martingale identifies stocks trading below their true potential that are likely to stay attractive for a long time. Martingale seeks to ensure that the fund is not excessively under- or overweighted in important market sectors relative to its performance benchmark.

The directors and officers of Martingale and their principal occupations are set forth in the table below. The principal business address of each director and principal executive officer, as it relates to his or her duties at Martingale, is Martingale Asset Management LP, 222 Berkley Street, Boston, MA 02116.

NAME                      POSITION

Patricia J. O'Connor      Executive Vice President and Chief Financial Officer
Alan Jay Strassman        Chairman
Arnold Seton Wood         President and Chief Executive Officer
William Edward Jacques    Executive Vice President and Chief Investment Officer
Douglas Evan Stark        Senior Vice President
Samuel Paul Nathans       Senior Vice President

EVALUATION AND ACTION BY TIP DIRECTORS

At a meeting of TIP's board of directors held on June 10, 2002, the directors considered information with respect to whether the new money manager agreement is in the best interests of the fund and its members. The directors received information discussing the proposed transaction between Commerzbank and Martingale. The directors also received information concerning the fee arrangements and the ability of Martingale to perform its responsibilities with respect to the fund. The directors considered that Martingale had informed FAI that no changes in Martingale's personnel, investment process, or financial position would result from the transaction. The directors also considered that under the new money manager agreement, arrangements for services and expenses would not change. The directors also considered the experience that the board and FAI have with Martingale, since Martingale has been managing a portion of the TIFF US Equity Fund's assets since 1994. The directors also considered the terms of the proposed agreement, which were identical, except for the effective and termination dates, to those contained in the old money manager agreement, which the board had reapproved earlier in the meeting.

Based upon its review, the board of directors, and separately, the independent directors concluded that the Martingale agreement is reasonable, fair, and in the best interests of the TIFF US Equity Fund and its members, and that the fees provided in such agreement are fair and reasonable. In the board's view, retaining Martingale to serve as money manager of the fund, under the terms of the new money manager agreement, is desirable and in the best interests of the fund and its members. Accordingly, after consideration of all factors as it deemed relevant, the board of directors, including all of the independent directors, unanimously approved the new money manager agreement.